Exhibit 10.1

207 Goode Avenue
Glendale, California 91203
Phone 626-304-2000
Fax 626-792-7312
www.averydennison.com

April 28, 2016

Georges Gravanis

[Address]

[Address]

Dear Georges,

Localization Addendum of Dutch Employment

In connection with your employment with Avery Dennison, Materials Group in the Netherlands this letter details your compensation and benefits package as well as relocation/repatriation support.

Your Hong Kong assignment will end effective June 30, 2016. Your effective transfer date from the French payroll to the Dutch payroll will be on July 1, 2016.  Your employment in the Netherlands will commence on July 1, 2016.  Unless as otherwise provided herein, all current applicable assignment-related benefits and/or allowances will cease on June 30, 2016.

Base Salary

€510,000 per annum effective July 1, 2016.  Your next salary review will be April 2017. That and subsequent salary reviews will be conducted in accordance with the Netherlands’ budget guidelines.

Bonus opportunity

You will continue to be eligible under Avery Dennison’s annual incentive plan (“AIP”) to participate at a 75% of base salary opportunity level, subject to applicable withholdings.  The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law or, if permissible under the law, at the discretion of the Company.

Long-term incentive compensation program

Under the Company’s executive incentive compensation program, you will continue to be eligible to be considered for an annualized long-term incentive award with a target opportunity equivalent to approximately 180% of your base salary. The long-term incentive program, including eligibility criteria, may be amended, suspended or terminated at any time, with or without notice, in accordance with applicable law and the applicable plan terms.

Benefits

Since you will be localized in the Netherlands, all applicable Dutch benefits in accordance with local practice will be provided to you. This includes participation in the Dutch National Insurance Scheme as well as any supplemental plans, and you will cease to participate in the French scheme, with the exception of the Voluntary French Pension described below.

•                 Dutch Benefits Scheme

Dutch National and Employee Insurance

This includes unemployment, state pension, long term disability and basic health. Applicable employer and employee contributions to this scheme will be implemented per local practices.

Dutch Supplemental Pension Plan

Participation in this plan is mandatory under Dutch pension legislation and implied by signing the Dutch employment agreement required by law. You will contribute to the Dutch supplemental pension plan in accordance to local law and practice. The applicable employee and employer deductions for the contributions will be made via payroll.

Dutch Health Plan

Under Dutch legislation, you must enroll in a basic health coverage plan. Avery Dennison offers you the option of taking part at a discounted rate in the healthcare insurance selected by the Company. You may opt to enroll yourself and your eligible family members in this plan. Should you opt for the Avery Dennison selected plan, the applicable premium(s) will be deducted via payroll. The plan does not cover any family members living outside of The Netherlands.

The options and details of Dutch benefits, including health and pension plans, will be presented to you by the Netherlands HR team.

•                 French Benefits Scheme

The company will cover the employer and employee contributions to the French Pension Voluntary Scheme under the National Insurance. The estimated cost, combining employee and employer contributions, is €65,000 per annum. These contributions may be subject to applicable taxes in the Netherlands. Tax obligations that may result from this benefit will be your responsibility.

The contributions and eligibility to other components of the benefits scheme such as Caisse des Français de l’Etranger (CFE), health care, supplemental pension plan (Axa), and A&D will cease.

•                 Aetna Global Benefits (AGB)

Your AGB coverage will continue for 30 days after July 1, 2016, to ensure there is no lapse in coverage during this period.  The AGB coverage will cease following this 30 day period.

•                 Personal Holiday/Vacation Time Off

You will be in the Dutch leave plan which consists of a total of 39 days per year, including statutory as well as Avery Dennison additionally granted days due to standard working hours and years of service. The holiday year runs from January to December. Additional details of the plan will be provided to you by the HR team in the Netherlands

Dependent Children Education Support

Avery Dennison will pay tuition support for your daughter for the school years of 2016/2017 and 2017/2018 up to €25,000 per annum. We will pay the school directly. Tax obligations that may result from this benefit will be your responsibility.

Housing and Utilities Expenses in Europe

You will be responsible for housing related expenses in the Netherlands and in any country in which your family sets residency.

Company Car

You will receive a monthly car allowance of up to €1,648. Details of the car program will be presented to you by the HR team in the Netherlands. Tax obligations that may result from this benefit will be your responsibility.

Tax Compliance

After localizing in the Netherlands, you shall be responsible for income tax liability on all items of compensation mentioned in this letter, unless otherwise specified.

Income and social tax obligations resulting from trailing liabilities such as bonus and equity compensation that was earned before or during your assignment to Hong Kong will be tax protected.  In other words, you will be responsible for the lower of 1) the actual Dutch, French and Hong Kong taxes, plus any other country which is a result of your Avery Dennison employment, or 2) your French Hypothetical tax obligation.  If applicable, the company will be responsible for the difference if your French Hypothetical is greater than the actual.  Any additional tax burdens outside of these countries not resulting from Company employment obligations will be your sole responsibility.

You will be required to comply with the income tax filing obligations in the current and new home countries.  The Company will pay the cost of Deloitte to assist in preparing the individual income tax return(s) in both the current and new home countries for 2016 and up to two (2) more tax filing years after localization.  This cost will not be covered by the Company should you choose to use a different provider than the one designated by the Company.  Tax returns for anyone other than you (your spouse, children, etc.) will not be covered by the Company.  The Company will pay any applicable income tax due on this benefit.

Tax Orientation

The Company’s tax provider will conduct a tax orientation. The tax orientation is typically conducted via telephone and takes approximately one hour.  Deloitte will review and discuss a Company pre-approved list of items such as tax filing obligations, withholding obligations, etc.  Please note that the tax provider is not authorized to provide any tax planning assistance or consulting.  The Company will pay any applicable income taxes due on this benefit.  The company will reimburse you for up to USD15,000 paid in Euros per year for financial planning.  Any additional service may be provided at your own expense.

Severance

You will be covered by the Company’s Executive Severance Plan, which includes a year’s base salary, the highest AIP bonus payment received within prior three years, and the cash equivalent of twelve months benefit premiums (employee and employer portion), the sum of which are subject to a 1X multiplier, per the plan.  In addition, you will be covered under the Company’s Key Executive Change Of Control Plan, which includes a year’s base salary, the highest AIP bonus payment received within prior three years, a prorated AIP bonus for year in which COC occurs, and the cash equivalent of twelve months benefit premiums (employees and employer portion), the sum of which is subject to a 2X multiplier, per the plan. This information provided to you in summary form for your reference only, and all policies, rules and guidelines are subject to the terms and conditions of the applicable plans.

Relocation Support

Below is a summary of the relocation support you will receive. Details of the relocation will be provided in a separate document.

•                 Relocation allowance equivalent of USD25,000 paid in Euros

•                 60 days temporary housing, 30 days temporary transportation

•                 Destination services assistance to include house hunting and school search if required.

•                 Relocation airfare for you and your family

•                 Shipping of household goods

•                 Hong Kong Departure Services

Localization Process and Administration

Avery Dennison will pay for the services of TheMIGroup to administer all aspects of your localization and you will be contacted by your Relocation Manager of TheMIGroup for a localization briefing call.  The Company will pay any applicable income tax due on this benefit.

Sincerely,

/s/ Anne Hill

Anne Hill
Sr VP and Chief HR Officer

	/s/ Georges Gravanis	6/2/16
	Georges Gravanis	Date

Cc :	Mark Alders
LeeAnn Prussak
Jessica Del Rio